                                                           Exhibit No. EX-99.d.2

                          Academy Asset Management, LLC
                         Mellon Bank Center, Suite 3930
                               1735 Market Street
                             Philadelphia, PA 19103

[_____________], 2007

Board of Trustees, Academy Funds Trust
Mellon Bank Center, Suite 3930
1735 Market Street
Philadelphia, PA 19103

     Re:  Expense Limitations

Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally bound hereby, Academy Asset Management,  LLC (the "Advisor"),  agrees that in order to improve the performance of the Academy Core Equity Fund and the
Academy Select Opportunities Fund (each a "Fund" and collectively, the "Funds"),
both  series  of  the   Academy   Funds   Trust,   the   Advisor   shall,   from
[______________],  2007 through [_____________], 2008, waive all or a portion of its investment  advisory fees or pay certain Fund expenses  (excluding any 12b-1 plan expenses,  taxes,  interest,  brokerage fees,  certain  insurance costs and extraordinary  expenses) in an aggregate amount equal to the amount by which the
Fund's total  operating  expenses  (excluding  any 12b-1 plan  expenses,  taxes, interest,  brokerage fees,  certain insurance costs and extraordinary  expenses)
exceeds the amounts indicated below:

Fund                                                Expense Limitation
Academy Core Equity Fund                                  2.00%
Academy Select Opportunities Fund                         2.00%

                                           Academy Asset Management, LLC

                                           By: _________________________
                                               Name:
                                               Title:

Your signature below acknowledges
acceptance of this Agreement:

Academy Funds Trust

By: _________________________
    Name:
    Title:
    Date: